Exhibit 10.1

AMENDMENT TO

CLIFTON SAVINGS BANK

CHANGE IN CONTROL AGREEMENT

(Michael Lesler)

WHEREAS, Clifton Savings Bank maintains a change in control agreement with Executive Vice President and Chief Operating Officer Michael Lesler effective April 1, 2016 (the "Agreement");

WHEREAS, the parties have determined that certain modifications to the Agreement are necessary and appropriate;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend Section 3(a) of the Agreement as follows:

•	The reference to "one (1) times" in Section 3(a)(i) is amended to read "two (2) times."

•	The reference to "twelve (12) months" in Section 3(a)(ii) is amended to read "twenty four (24) months."

In all other respects, the parties hereby ratify and affirm the terms and conditions of the Agreement.

IN WITNESS WHEREOF, the parties have executed this amendment to the Agreement as of September 12, 2016.

CLIFTON SAVINGS BANK

By.	/s/ Paul M. Aguggia
Paul M. Aguggia

On behalf of the Board of Directors of the Bank

/s/ Michael Lesler

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is entered into as of April 1, 2016, by and between Clifton Savings Bank (the “Bank”) and Michael Lesler (“Executive”).

WHEREAS, the Bank will employ Executive in a position of importance to the Bank’s operations and wishes to protect his position with the Bank in the event of a Change in Control (as defined in this Agreement”);

NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Term of Agreement.

(a)The term of this Agreement shall commence as of April l, 2016 (the "Effective Date") and expire on the first anniversary of such date, unless otherwise extended as noted under Section l(b) of this Agreement.

(b)On or before the first anniversary of the Effective Date, and each anniversary of such date thereafter, the Compensation Committee of the Board of Directors of the Bank may extend the term of the Agreement for an additional year, so that the remaining term of the Agreement again  becomes twelve (12) months from the applicable anniversary date, unless Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. The Board of Directors will notify Executive at least thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

(c)Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate immediately if Executive or the Bank terminates Executive's employment prior to a Change in Control (as defined in this Agreement).

2.Change in Control.

(a)Upon the occurrence of a Change in Control (as defined in this Agreement) followed at any time during the term of this Agreement by the termination of Executive's employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following an event constituting "Good Reason." Good Reason" means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(i)

the assignment   to Executive of any duties   materially inconsistent   with Executive's position, including   any   material   change   in   status,   title,   authority,   duties   or responsibilities or any other action that results in a material diminution in such status, title, authority,   duties   or   responsibilities,   excluding for   this   purpose   an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Bank or Executive's employer reasonably promptly after receipt of notice thereof given by the Executive;

(ii)	a reduction by the Bank of the Executive's base salary in effect immediately prior to the Change in Control;

(iii)	the relocation of the Executive's office to a location more than thirty-five (35) miles from its location as of the date of this Agreement;

(iv)

the taking of any action by the Bank or successors that would materially adversely affect the Executive's overall compensation and benefits package, unless such changes to the compensation and benefits package are made on a non-discriminatory basis to all employees; or

(v)

the failure of the Bank to obtain the assumption in writing of the Bank's obligation to perform this Agreement by any successor to all or substantially all of the assets of the Bank within thirty (30) days after a reorganization, merger, consolidation, sale or other disposition of assets of the Bank.

(b)For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of any of the following events:

(i)

Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)

Acquisition of Significant Share Ownership:  There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

(iii)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, a "Change in Control" shall not result from the consummation of any transaction or series of transactions constituting a "second-step conversion" of the Company and the Bank resulting in the ownership of the Bank by an entity controlled by public shareholders.

(c)Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term "Just Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

3. Termination Benefits.

(a)lf Executive's employment is voluntarily (in accordance with Section 2(a) of this Agreement) or involuntarily terminated within one (1) year of a Change in Control, Executive shall receive:

(i)

a lump sum cash payment equal to one (1) times his annual base salary as of his termination date. Such payment shall be made not later than five (5) days following Executive's termination of employment under this Section 3.

(ii)

Continued benefit coverage under all Bank health and welfare plans which Executive participated in as of the date of the Change in Control (collectively, the "Employee Benefit Plans") for a period of twelve (12) months following Executive's termination of employment. Said coverage shall be provided under the same terms and conditions in effect on the date of Executive's termination of employment. Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that benefits required under this Section 3(a) cannot be provided under the terms of any Employee Benefit Plan, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits.

(b)Notwithstanding the preceding provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") or otherwise by the Company or the Bank constitute an "excess parachute payment'' under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, and to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G. The reduction required hereby among the Termination Benefits provided by this Section 3 shall be made to the payments and benefits provided under this Agreement.

4. Notice of Termination.

(a)Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)"Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5. Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6. Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement or understanding between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7. No Attachment; Binding Effect.

(a)Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of Jaw, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

8. Modification and Waiver.

(a)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9. Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10. Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation   of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11. Governing law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to principles of conflicts of law of that State.

12.Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if   Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.Indemnification.

The Bank shall provide Executive (including his heirs, executors  and administrators) with coverage under a standard  directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators)  to the fullest extent  permitted under applicable law against all expenses  and liabilities reasonably incurred  by him in connection  with or arising out of any action, suit or proceeding in which he may be involved by reason of him having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to  include,  but  not  be  limited to,  judgments,  court  costs,  attorneys'  fees  and  the  cost  of  reasonable settlements.

15.Successors to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

16.Required Provisions.

In the event any of the provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

(a)The Board of Directors may terminate Executive's employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b)If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(l), the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shalt not be affected.

(d)If the Bank is in default as defined in Section 3(x)(l) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)All obligations under this Agreement shalt be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the director of the Office of the Comptroller of the Currency (the "OCC") or his or her designee (the "Director"), at the time the OCC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of Executive that have already vested, however, shalt not be affected by such action.

(f)Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17. Section 409A of the Code.

(a)This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the "short-term deferral exception" under Treasury Regulation Section 1.409A-l(b)(4) and the "separation pay exception" under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate  payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to o series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subparagraph (b) of this Agreement below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b)If, when separation from service occurs, Executive is a "specified employee" within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a)(i) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the "short-term deferral exception" under Treasury  Regulations Section 1.409A-l(b)(4) or  the "separation pay exception" under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or  the Company will make the maximum severance payment possible in order to comply with an exception from the six-month requirement and make any remaining severance payment under Section 3(a)(i) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c)If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(a)(ii) of this Agreement it is not possible to continue coverage for Executive and his dependents, or (y) when a separation from service occurs Executive is a "specified employee" within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(a)(ii) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank's projected cost to maintain that particular insurance benefit had Executive's employment not terminated. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

SIGNATURES

IN WITNESS WHEREOF, Clifton Savings Bank has caused this Agreement to be executed and its seal to be affixed hereunto by a duly authorized officer, and Executive has signed this Agreement on the date first written above.

ATTEST:	CLIFTON SAVINGS BANK

/s/ Bart D’Ambra	/s/ Paul M. Aguggia
Corporate Secretary	For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Christine Piano	/s/ Michael Lesler